Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES RECORD SECOND QUARTER 2014 RESULTS AND RAISES FULL YEAR GUIDANCE

Berwyn, PA, August 5, 2014 – AMETEK, Inc. (NYSE: AME) today announced second quarter results that established records for orders, sales, operating income, operating margins, net income and diluted earnings per share. In addition, backlog at June 30, 2014 of $1.25 billion was an all-time high.

AMETEK’s second quarter 2014 sales of $990.7 million were up 13% over the same period of 2013. Operating income for the second quarter of 2014 was $231.7 million, a 14% increase from the $202.6 million recorded in the same period of 2013. Operating margins improved 30 basis points to 23.4%. Net income increased 17% to $150.1 million, from $128.3 million in last year’s second quarter. Diluted earnings per share increased 17% to $0.61 per diluted share from the second quarter 2013 level of $0.52 per diluted share.

“AMETEK achieved excellent results in the second quarter, delivering record operating performance. Strong organic growth, Operational Excellence initiatives, and contributions from acquired businesses allowed us to exceed our second quarter earnings expectations and raise our 2014 earnings guidance. In addition, we closed the acquisition of Zygo in the quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Cash flow was also very strong, with operating cash flow totaling $155.1 million for the quarter, an increase of 21% over the same period of 2013,” continued Mr. Hermance.

For the six months ended June 30, 2014, AMETEK sales increased 12% to $1.97 billion from $1.76 billion in the same period of 2013. Operating income increased 13% to $453.4 million, from $399.8 million earned in the first six months of 2013. Net income for the first six months of 2014 was $290.6 million, up 15% from $253.5 million in the same period of 2013. Diluted earnings per share were $1.18 for the first six months of 2014, up 15% from $1.03 per diluted share in the first six months of 2013.

Electronic Instruments Group (EIG)
For the second quarter of 2014, EIG sales increased 19% to $573.3 million. Operating income was $151.5 million in the quarter, compared with $129.6 million in the second quarter of 2013, a 17% increase. Operating margins for the quarter were very strong at 26.4%.

“EIG had an excellent second quarter. Strong core growth in our Aerospace, Process, and Power & Industrial businesses combined with the contributions from recent acquisitions drove the strong overall sales growth,” said Mr. Hermance.

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AMETEK ANNOUNCES RECORD SECOND QUARTER 2014 RESULTS AND RAISES FULL YEAR GUIDANCE

Electromechanical Group (EMG)
In the second quarter of 2014, EMG sales increased 6% to $417.4 million. Operating income in the second quarter was up 10% to $92.1 million, compared with $83.4 million in the same period of 2013. Operating margins were a record 22.1% in the second quarter of 2014, up 100 basis points from last year’s second quarter.

“EMG also had a great second quarter with strong sales growth and excellent operating performance. Operating margins were up nicely driven by the higher sales and our Operational Excellence initiatives,” commented Mr. Hermance.

2014 Outlook
“We are very pleased with our strong performance in the second quarter. We are increasing our earnings guidance for the full year to reflect these strong results, the benefit of the Zygo acquisition and our expectations for the balance of the year,” notes Mr. Hermance.

“We now anticipate 2014 revenue to be up low double digits on a percentage basis from 2013 reflecting solid core growth and the contributions from recent acquisitions. Earnings for 2014 are now expected to be in the range of $2.37 to $2.42 per diluted share, up 13% to 15% over 2013, excluding one-time Zygo integration costs. This earnings guidance is an increase from our previous guidance of $2.32 to $2.37 per diluted share that was provided in our first quarter earnings release,” added Mr. Hermance.

“Third quarter sales are expected to be up mid-teens on a percentage basis over last year’s third quarter. We estimate our earnings to be approximately $0.59 to $0.61 per diluted share, excluding the one-time Zygo integration costs. This earnings guidance represents an increase of 13% to 17% over last year’s third quarter of $0.52 per diluted share,” concluded Mr. Hermance.

Conference Call
The Company will webcast its Second Quarter 2014 investor conference call on Tuesday, August 5, 2014, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2013 sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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AMETEK ANNOUNCES RECORD SECOND QUARTER 2014 RESULTS AND RAISES FULL YEAR GUIDANCE

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales	$990,718	$878,809	$1,966,010	$1,761,662

Operating expenses:
Cost of sales, excluding depreciation	630,645	567,598	1,255,815	1,141,672
Selling, general and administrative	113,316	94,912	225,941	192,520
Depreciation	15,029	13,686	30,895	27,622

Total operating expenses	758,990	676,196	1,512,651	1,361,814

Operating income	231,728	202,613	453,359	399,848
Other expenses:
Interest expense	(18,981)	(18,154)	(37,819)	(36,477)
Other, net	(4,326)	(2,667)	(8,203)	(5,191)

Income before income taxes	208,421	181,792	407,337	358,180
Provision for income taxes	58,358	53,471	116,688	104,713

Net income	$150,063	$128,321	$290,649	$253,467

Diluted earnings per share	$0.61	$0.52	$1.18	$1.03

Basic earnings per share	$0.61	$0.53	$1.19	$1.04

Weighted average common shares outstanding:
Diluted shares	247,403	246,104	247,316	245,757

Basic shares	245,201	243,666	245,056	243,475

Dividends per share	$0.09	$0.06	$0.15	$0.12

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales:
Electronic Instruments	$573,289	$483,339	$1,145,683	$967,840
Electromechanical	417,429	395,470	820,327	793,822

Consolidated net sales	$990,718	$878,809	$1,966,010	$1,761,662

Income:
Segment operating income:
Electronic Instruments	$151,499	$129,575	$301,818	$261,321
Electromechanical	92,133	83,395	176,013	161,394

Total segment operating income	243,632	212,970	477,831	422,715
Corporate administrative and other expenses	(11,904)	(10,357)	(24,472)	(22,867)

Consolidated operating income	$231,728	$202,613	$453,359	$399,848

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$282,771	$295,203
Receivables, net	594,151	536,701
Inventories	538,287	452,848
Other current assets	115,461	84,377

Total current assets	1,530,670	1,369,129

Property, plant and equipment, net	459,187	402,790
Goodwill	2,610,381	2,408,363
Other intangibles, investments and other assets	1,884,765	1,697,620

Total assets	$6,485,003	$5,877,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$454,418	$273,315
Accounts payable and accruals	667,407	601,230

Total current liabilities	1,121,825	874,545

Long-term debt	1,148,248	1,141,750
Deferred income taxes and other long-term liabilities	793,012	725,486
Stockholders’ equity	3,421,918	3,136,121

Total liabilities and stockholders’ equity	$6,485,003	$5,877,902